Consulting Agreement

This agreement made as of November 15 , 2006

Among:

Midway Gold Corporation

Suite 300 – 570 Granville Street

Vancouver, B.C. V6C 3P1

(the "Company")

And:

Doris Meyer, businesswoman

1893 Ocean Surf Place

Surrey, B.C. V4A 9P1

("Meyer")

And:

Golden Oak Corporate Services Ltd.

The Old Mill, Unit 1

15782 Marine Drive

White Rock, B.C. V4B 1E6

(the "Contractor")

WHEREAS:

A.

The Company wishes to contract the services to be provided by the Contractor and to enter into this Agreement pursuant to which the Contractor will (i) provide to the Company the services a Chief Financial Officer and a Corporate Secretary would provide, in addition to administrative and bookkeeping services and (ii) make Meyer available to provide such services to the Company on behalf of the Contractor.

NOW THEREFORE in consideration of the premises and of the mutual covenants hereinafter set forth it is mutually agreed by and between the parties as follows:

1.

SERVICES

1.1

Effective November 15 , 2006 the Company hereby engages the Contractor to provide the following services (the “Services”) to the Company:

(a)

the services a Chief Financial Officer would provide, including those described on Schedule A;

(b)

the services a Corporate Secretary would provide, including those described on Schedule A;

(c)

administrative services; and

(d)

bookkeeping services.

1.2

The Company acknowledges that Meyer is a key employee of the Contractor and has been designated by the Contractor, with the approval of the Company, to act as Chief Financial Officer and Corporate Secretary of the Company and Contractor will render the Services to the Company.  The Contractor will cause Meyer to, and Meyer will provide the Services on behalf of the Contractor.

1.3

The Contractor will be an independent contractor and not a servant, employee or agent of the Company.  The Company may from time to time give any instructions to the Contractor it considers necessary in connection with the provision of Services, but the Contractor will not be subject to the control of the Company in respect of the manner in which such instructions are carried out.

1.4

The Contractor will comply with all applicable laws, rules and regulations and will pay any and all taxes, unemployment insurance premiums, Canada Pension Plan premiums or contributions, Workers Compensation assessments, and any other statutorily prescribed payment or assessment of any nature that are payable by virtue of the employment relationship between the Contractor and its employees including Meyer.

2.

TERM

2.1

This Agreement, unless terminated, shall be for an initial term of one year and shall continue annually thereafter.  It is contemplated that this Agreement will be renewed thereafter upon mutual agreement for subsequent annual terms subject to the termination notice period, or payment in lieu of termination notice, of not less than 90 days provided for in Section 5.1.

3.

CONTRACT FEES

3.1

The Contractor shall be paid an annual service fee (herein the "Service Fee") of Cdn$90,000 payable in equal monthly installments in advance, commencing with a half month installment on November 15, 2006 and a full monthly installment on December 1, 2006 and continuing on the first day of each month thereafter, together with any provincial or goods and services tax applicable.  If activities of the Company increase and are not expected to be of a recurring nature and require additional time then Company and Contractor may negotiate one time additional fees to cover the increased activity.

3.2

The Company will pay its administration costs directly.  The Company will reimburse all costs incurred by Contractor on behalf of the Company actually, reasonably and properly incurred by Contractor in furtherance of or in connection with the business of the Company, including a share of Contractor’s office supplies and expenses.  Contractor will be reimbursed for all such expenses incurred and paid by it within 5 days from the date it submits such statements and vouchers in respect thereto as are reasonably requested by the Company (“Expense Account”).

3.3

The Company will reimburse all pre-approved travel and out-of-pocket expenses actually, reasonably and properly incurred by the Contractor in furtherance of or in connection with the business of the Company and its subsidiaries.  The Contractor will be reimbursed for all such expenses incurred and paid by it within 5 days from the date it submits such statements and vouchers in respect thereto as are reasonably requested by the Company.

3.4

Subject to the approval of the Company’s Board of Directors, the Company will grant to Meyer an option to purchase common shares of the Company, in a number commensurate with the offices of Chief Financial Officer and Corporate Secretary, pursuant to the Company’s Stock Option Plan

4.

DUTIES OF THE CONTRACTOR

4.1

In providing the Services on behalf of the Contractor, Meyer will throughout the term of this Agreement:

(a)

serve as Chief Financial Officer and Corporate Secretary of the Company and its subsidiaries and perform the duties outlined on Schedule A to this Agreement; and

(b)

report to the Company’s Chief Executive Officer and will be subject to the control and direction of the Board and will devote her best efforts to the advancement of the Company's interests as an officer, with expert advice and outside consultant services provided by and paid for by the Company as required by Meyer and as pre-authorized by the Chief Executive Officer.

4.2

In no event, shall Meyer be assigned duties which would involve unreasonable personal hazard, nor without her consent shall she be assigned duties which would necessitate prolonged absences from, or changes in the place of, her residence.

4.3

The Company consents to the Contractor and Meyer engaging in business with companies that operate in the same field of activities as the Company and its subsidiaries and the Contractor and Meyer may accept employment with or render services to other mining companies, subject to Meyer’s fiduciary obligations as an officer of the Company.  If the Company regards such engagement or employment as directly competitive with the interests of the Company, it will advise Meyer and the Contractor and ask them to discontinue the engagement or the employment or terminate this Agreement.

4.4

The Contractor and Meyer jointly and severally covenant and agree not to use in any way or to disclose any confidential information with respect to the business or affairs of the Company except as may be necessary or desirable to further the business interests of the Company.  This obligation shall survive the expiry or termination of this Agreement.

4.5

Upon termination of this Agreement the Contractor shall return to the Company any property, documentation or confidential information which is the property of the Company.

5.

TERMINATION

This Agreement may only be terminated during the term or continuance of this Agreement in the following manner and in the following circumstances:

5.1

This Agreement may be terminated by the Company with 90 days’ notice, or, at the option of the Company, the Contractor shall be paid in lieu of notice, the Service Fee in effect at the time of notice of termination for any portion of the 90 day notice period.  This Agreement may be terminated by the Contractor with 90 days’ notice to the Company.

5.2

The Company may terminate this Agreement, effective immediately on notice in writing of such termination to the Contractor, upon the death of Meyer or after Meyer has become incapable for any reason, in the view of the Company, acting reasonably, of performing the Services on behalf of the Contractor.

5.3

The Company may terminate this Agreement at any time, effective immediately on notice of such termination to the Contractor:

(a)

for failure of the Contractor to provide Services to the satisfaction of the Company, acting reasonably;

(b)

if Meyer or any other of the personnel of the Contractor who perform the Services  on behalf of the Contractor do anything or fail to do anything which, if such personnel were employees of the Company, would be cause for dismissal.  For the purposes of this Agreement “cause” includes any act of omission or commission sufficient at law or involving fraud, dishonesty, willful disobedience, immoderate use of alcohol, use of non-medical drugs, incompetence, breach of duty of good faith and fidelity, moral turpitude, gross negligence or gross misconduct and any criminal act, theft or dishonesty by the Contractor or Meyer, resulting directly or indirectly in personal gain to the Contractor or Meyer at the Company’s expense; or any offence for which Meyer is charged and convicted under Section 138(1) of the Securities Act, S.B.C. 1985, c.83.

5.5

Upon any termination of this Agreement, the Contractor will have no claim against the Company for damages, or otherwise except in respect of payment of the Service Fee pursuant to Section 3.1 to the effective date of termination, or payment in lieu of notice in accordance with Section 5.1.

6.

MISCELLANEOUS

6.1

All notices, consents, specifications and other determinations required, permitted or contemplated hereby shall be in writing, and, if intended for the Contractor and/or Meyer, shall be delivered at Meyer’s normal place of business as set forth on page 1 of this Agreement or at such other address as the Contractor may advise by notice in writing to the Company, and if intended for the Company shall be delivered to the Chief Executive Officer of the Company at its office address in Vancouver, B.C. as set forth on page 1 of this Agreement or at such other address as the Company may advise by notice in writing to the Contractor.

6.2

This Agreement may not be assigned by either party provided that if the Company merges into or consolidates or amalgamates with, or transfers substantially all of its assets to, another corporation or business entity, this Agreement will run to the benefit of and be assigned to the Company’s successors resulting from such merger, consolidation or transfer.

6.3

The parties hereto undertake to do, sign, execute and deliver such other things, deeds or documents accessory or useful for the purpose of giving full effect to this Agreement.

6.4

This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of British Columbia.

6.5

No consent or waiver, express or implied, of the Company of the Contractor to or of any breach of default by the other of them in the performance of the other of its obligations under this Agreement will be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of the other party.  Failure on the party of any party to complain of any act or failure to act of the other of them, or to declare the other party in default regardless of how long such failure continues, will not constitute a waiver by such party of its rights under this Agreement or of the right to then or subsequently declare a default.

6.6

The Contractor will not, at any time, hold itself out as the agent or representative of the Company except if and as expressly permitted in this Agreement, and will not incur any obligations or liabilities or enter into any agreements for or on behalf of the Company except with the prior written consent of the Company.

6.7

This Agreement, constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior discussions, commitments and other agreements.

6.7

Should any provision or provisions of this Agreement be illegal or not enforceable, it or they shall be considered separate and severable from this Agreement, and the remaining provisions of this Agreement shall remain in force and be binding upon the parties hereto as though the provision or provisions had never been included.

6.8

Time is of the essence in this Agreement.

The balance of this page is left intentionally blank.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

MIDWAY GOLD CORPORATION

per:

/s/ Alan Branham

Authorized Signatory

Midway Gold Corporation

SIGNED, WITNESSED AND DELIVERED

)

by Doris Meyer in the presence of:

)

)

)

Name

Geri Burnett

)

Doris Meyer

)

Address

Unit 1 – 15782 Marine Drive, White Rock,B.C.

)

)

Occupation

Corporate Compliance Officer

)

GOLDEN OAK CORPORATE SERVICES LTD.

per:

/s/ Doris Meyer

Authorized signatory

Schedule A

Position Description

Corporate Secretary

Responsible for keeping or causing to be kept the corporate records of the Company, make or cause to be made all required corporate filings for the Company and perform other duties to the office.

Chief Financial Officer

Accountable for planning, directing and administering the Company’s financial accounting resources, including treasury, financial planning and control, insurance, audit, computer systems to attain the financial objectives based on the overall corporate business plan approved by the Company’s Board of Directors.